CONSENT

We have issued our report dated March 6, 2000, accompanying the December 31, 1999 consolidated financial statements of Logio, Inc. (formerly WordCruncher Internet Technologies, Inc.), a development stage company, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the captions "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure" and "Interest of Named Experts and Counsel".



                                               GRANT THORNTON LLP


Salt Lake City, Utah
July 25, 2000